THERMON REPORTS SECOND QUARTER FISCAL 2023 RESULTS

Revenue Up 24% with EPS Up $0.32; Raising Full Year Guidance

AUSTIN, Texas, November 3, 2022 -- Thermon Group Holdings, Inc. (NYSE:THR) ("Thermon"), a global leader in industrial process heating solutions, today announced consolidated financial results for the second quarter ("Q2 2023") for the fiscal year ending March 31, 2023 ("Fiscal 2023"). Key highlights for Q2 2023 as compared to the three months ended September 30, 2021 ("Q2 2022") include:

•Produced revenue of $100.6 million, an increase 24%, driven by sales growth in the US, Canada and Latin America

•Achieved a gross margin of 45.7%, as compared to 39.0%, due to higher volume, favorable mix, pricing realization and operational efficiency

•Realized fully diluted GAAP earnings per share ("EPS") of $0.33 and record non-GAAP adjusted EPS of $0.38, largely due to margin improvement and cost control

•Generated Net Income of $11.0 million, an increase of 2,203% and adjusted EBITDA of $21.9 million, an increase of 92%, driven by volume growth and prudent cost management

•Raising Fiscal 2023 revenue and earnings guidance due to continued strong market demand

Bruce Thames, Thermon CEO and President said, "Building on the strong momentum from the first quarter, our global Thermon team delivered an outstanding performance with significantly improved profitability, including revenue growth of 24% and adjusted EBITDA growth of 92%. Profit margins grew year over year due to higher volume and favorable mix, augmented by our operational excellence program and price realization. Robust customer demand in the Western Hemisphere maintained momentum during the second quarter and was the main growth driver, while Europe continues to be challenged by geopolitical events and higher energy costs. We remain dedicated to the execution of our long term strategy, are excited about the emerging opportunities to enable the energy transition and decarbonization and will continue to be disciplined in investing for growth while managing controllable spending."

Financial Highlights	Three Months Ended September 30,			Six Months Ended September 30,

in millions, except per share data	2022	2021	% Change	2022	2021	% Change

Sales	$100.6	$81.3	23.7%	$196.0	$152.5	28.5%
Point in Time	62.3	50.5	23.5%	121.1	94.5	28.1%
Over Time	38.2	30.8	23.9%	74.9	58.0	29.2%
Net Income (Loss)	11.0	0.5	2,202.7%	17.5	0.1	12,702.9%
EPS	0.33	0.01	3,200.0%	0.52	0.00	FAV
Adjusted Net Income (Loss) [1]	12.9	3.9	226.7%	21.3	5.2	312.8%
Adjusted EPS [1]	0.38	0.12	216.7%	0.64	0.15	326.7%
Adjusted EBITDA [2]	21.9	11.4	91.6%	38.5	19.5	97.4%

% of Sales:
Point in Time	62.0%	62.1%	-10 bps	61.8%	62.0%	-20 bps
Over Time	38.0%	37.9%	10 bps	38.2%	38.0%	20 bps
Net Income (Loss)	10.9%	0.6%	1,030 bps	8.9%	0.1%	880 bps
Adjusted Net Income (Loss) [1]	12.8%	4.8%	800 bps	10.9%	3.4%	750 bps
Adjusted EBITDA [2]	21.8%	14.1%	770 bps	19.7%	12.8%	690 bps

1 Net Income (Loss) after the impact of acquisition costs, restructuring, amortization of intangible assets, the tax expense/(benefit) for impact of foreign rate increases, and the benefit from the Canadian Emergency Wage Subsidy (the "CEWS") (see table, Reconciliation of Net Income to Adjusted Net Income and Adjusted EPS).
2 See table, Reconciliation of Net Income to Adjusted EBITDA.

Q2 2023 organic sales (excluding revenue contributed by the acquisition of Powerblanket) were $97.6 million as compared to $81.3 million in Q2 2022, an increase of $16.3 million, or 20%. Sales growth in the Western Hemisphere was a result of continued deferred maintenance activity in upstream and downstream oil markets and investments driven by the sustained commodity prices and global demand. Sales attributable to the recent Powerblanket acquisition were $3.0 million, with integration in progress and on schedule.

Backlog was $160.8 million as of September 30, 2022, representing a $5.3 million increase, or 3%, as compared to Q2 2022 backlog of $155.5 million. Orders in Q2 2023 were $95.2 million compared to $120.3 million in Q2 2022, a decrease of $25.1 million or 21%.

Balance Sheet, Liquidity and Cash Flow

Thermon maintained a strong balance sheet during the quarter. The net debt-to-adjusted EBITDA ratio decreased to 1.4x from 2.3x in the prior year period. Gross outstanding debt increased by 2.6% year over year due to the Powerblanket acquisition. Available liquidity at the end of the quarter totaled $101.1 million, including $31.9 million in cash and cash equivalents and $69.2 million available under credit agreements.

Working capital increased by 32.0% to $154.5 million during the quarter. Capital expenditures during the quarter were $2.0 million, up from $1.1 million in the prior year period. Cash from operating activities of $0.7 million and Free Cash Flow of ($1.3) million represented a short term investment in inventory as we address seasonality, global supply chain constraints and strategic investments to support our long term strategy.

Balance Sheet Highlights	Three Months Ended September 30,

in millions	2022	2021	% Change

Cash	$31.9	$38.2	(16.7)%
Total Debt	143.5	139.8	2.7%
Net Debt1 / TTM Adjusted EBITDA	1.4x	2.3x	(0.9x)
Working Capital [2]	154.5	117.0	32.0%
Capital Expenditures	2.0	1.1	70.8%
Free Cash Flow [3]	(1.3)	6.8	(118.8)%

1 Total company debt net of cash and cash equivalents.
2 Working Capital equals Accounts Receivable plus Inventory less Accounts Payable.
3 See table, Reconciliation of Cash Provided by Operating Activities to Free Cash Flow.

Revised Outlook

Kevin Fox, Thermon's Chief Financial Officer, added, "Due to the strong performance in the first half of the year, we are again raising our annual guidance. For our fiscal year ending March 31, 2023, we expect revenue will be approximately $405-$420 million, which includes $18 million of revenue contribution from the Powerblanket acquisition. We also expect GAAP EPS in Fiscal 2023 to be approximately $1.08-$1.17 per share, with Adjusted EPS to be approximately $1.30-$1.39 per share. We expect continued strength in the Western Hemisphere to offset the contraction we are seeing in Europe, and we believe the combination of our operational excellence program with disciplined capital allocation priorities will deliver improved cash flow in the second half and profitable growth throughout Fiscal 2023."

Conference Call and Webcast Information

Thermon's senior management team, including Bruce Thames, President and Chief Executive Officer, and Kevin Fox, Senior Vice President and Chief Financial Officer, will discuss Q2 2023 results during a conference call today, November 3, 2022 at 10:00 a.m. (Central Time). The call will be simultaneously webcast and the accompanying slide presentation containing financial information can be accessed on Thermon's investor relations website located at http://ir.thermon.com. Investment community professionals interested in participating in the question-and-answer session may access the call by dialing (877) 407-5976 from within the United States/Canada and (412) 902-0031 from outside of the United States/Canada. A replay of the webcast will be available on Thermon's investor relations website after the conclusion of the call.

About Thermon

Through its global network, Thermon provides safe, reliable and mission critical industrial process heating solutions. Thermon specializes in providing complete flow assurance, process heating, temperature maintenance, freeze protection and environmental monitoring solutions. Thermon is headquartered in Austin, Texas. For more information, please visit www.thermon.com.

Non-GAAP Financial Measures

Disclosure in this release of "Adjusted EPS," "Adjusted EBITDA," "Adjusted EBITDA margin," "Adjusted Net Income/(Loss)," "Free Cash Flow," and "Net Debt," which are "non-GAAP financial measures" as defined under the rules of the Securities and Exchange Commission (the "SEC"), are intended as supplemental measures of our financial performance that are not required by, or presented in accordance with, U.S. generally accepted accounting principles ("GAAP"). "Adjusted Net Income/(Loss)" and "Adjusted EPS" (or "Adjusted fully diluted EPS") represent net income/(loss) before the impact of restructuring and other charges/(income), acquisition costs, amortization of intangible assets, tax expense for impact of foreign rate increases, the benefit from the CEWS, and any tax effect of such adjustments. "Adjusted EBITDA" represents net income/(loss) before interest expense (net of interest income), income tax expense, depreciation and amortization expense, stock-based compensation expense, acquisition costs, costs associated with restructuring and other income/(charges), and income related to the CEWS. "Adjusted EBITDA margin" represents Adjusted EBITDA as a percentage of total revenue. "Free Cash Flow" represents cash provided by operating activities less cash used for the purchase of property, plant, and equipment, net of sales of rental equipment and proceeds from sales of land and buildings. "Net Debt" represents total outstanding principal debt less cash and cash equivalents on hand.

We believe these non-GAAP financial measures are meaningful to our investors to enhance their understanding of our financial performance and are frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA margin or Adjusted Net Income/(Loss). Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income/(Loss) and Free Cash Flow should be considered in addition to, and not as substitutes for, income from operations, net income/(loss), net income/(loss) per share and other measures of financial performance reported in accordance with GAAP. We provide Free Cash Flow as a measure of liquidity. Our calculation of Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income/(Loss) and Free Cash Flow may not be comparable to similarly titled measures reported by other companies. For a description of how Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income/(Loss) and Free Cash Flow are calculated and reconciliations to the corresponding GAAP measures, see the sections of this release titled "Reconciliation of Net Income/(Loss) to Adjusted EBITDA," "Reconciliation of Net Income/(Loss) to Adjusted Net Income/(Loss) and Adjusted EPS" and "Reconciliation of Cash Provided by Operating Activities to Free Cash Flow."

Forward-Looking Statements

This release includes forward-looking statements within the meaning of the U.S. federal securities laws in addition to historical information. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding our industry, business strategy, plans, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information such as the anticipated financial performance of our Powerblanket acquisition, our execution of our strategic initiatives, our ability to achieve our financial performance targets for fiscal 2026 and our Fiscal 2023 full-year guidance. When used herein, the words "anticipate," "assume," "believe," "budget," "continue," "contemplate," "could," "should" "estimate," "expect," "intend," "may," "plan," "possible," "potential," "predict," "project," "will," "would," "future," and similar terms and phrases are intended to identify forward-looking statements in this release. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows.
Actual events, results and outcomes may differ materially from our expectations due to a variety of factors. Although it is not possible to identify all of these factors, they include, among others, (i) the outbreak of a global pandemic, including the current pandemic (COVID-19 and its variants); (ii) general economic conditions and cyclicality in the markets we serve; (iii) future growth of energy, chemical processing and power generation capital investments; (iv) our ability to operate successfully in foreign countries; (v) our ability to successfully develop and improve our products and successfully implement new technologies; (vi) competition from various other sources providing similar heat tracing and process heating products and services, or alternative technologies, to customers; (vii) our ability to deliver existing orders within our backlog; (viii) our ability to bid and win new contracts; (ix) the imposition of certain operating and financial restrictions contained in our debt agreements; (x) our revenue mix; (xi) our ability to grow through strategic acquisitions; (xii) our ability to manage risk through insurance against potential liabilities (xiii) changes in relevant currency exchange rates; (xiv) tax liabilities and changes to tax policy; (xv) impairment of goodwill and other intangible assets; (xvi) our ability to attract and retain qualified management and employees, particularly in our overseas markets; (xvii) our ability to protect our trade secrets; (xviii) our ability to protect our intellectual property; (xix) our ability to protect data and thwart potential cyber-attacks; (xx) a material disruption at any of our manufacturing facilities; (xxi) our dependence on subcontractors and third-party suppliers; (xxii) our ability to profit on fixed-price contracts; (xxiii) the credit risk associated to our extension of credit to customers; (xxiv) our ability to achieve our operational initiatives; (xxv) unforeseen difficulties with expansions, relocations, or consolidations of existing facilities; (xxvi) potential liability related to our products as well as the delivery of products and services; (xxvii) our ability to comply with foreign anti-corruption laws; (xxviii) export control regulations or sanctions; (xxix) changes in government administrative policy; (xxx) the current geopolitical instability in Russia and Ukraine and related sanctions by the U.S. and Canadian governments and European Union; (xxxi) environmental and health and safety laws and regulations as well as environmental liabilities; and (xxxii) climate change and related regulation of greenhouse gases, and (xxxiii) those factors listed under Item 1A “Risk Factors” included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2022 filed with the Securities and Exchange Commission (the “SEC”) on May 26, 2022 and in any subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K or other filings that we have filed or may file with the SEC. Any one of these factors or a combination of these factors could materially affect our future results of operations and could influence whether any forward-looking statements contained in this release ultimately prove to be accurate.
Our forward-looking statements are not guarantees of future performance, and actual results and future performance may differ materially from those suggested in any forward-looking statements. We do not intend to update these statements unless we are required to do so under applicable securities laws.

CONTACT:

Kevin Fox, Chief Financial Officer
Ivonne Salem, Vice President, FP&A and Investor Relations
(512) 690-0600
Investor.Relations@thermon.com

Thermon Group Holdings, Inc.
Consolidated Statements of Operations
(unaudited, in thousands except per share amounts)

	Three Months Ended September 30,		Six Months Ended September 30,
	2022	2021	2022	2021
Sales	$100,557	$81,322	$195,999	$152,477
Cost of sales	54,631	49,601	112,848	94,218
Gross profit	45,926	31,721	83,151	58,259
Operating expenses:
Selling, general and administrative expenses	27,754	23,320	52,157	44,721
Deferred compensation plan expense/(income)	(303)	(14)	(963)	318
Amortization of intangible assets	2,437	2,190	4,705	4,426
Restructuring and other charges/(income)	—	—	—	(414)
Income/(loss) from operations	16,038	6,225	27,252	9,208
Other income/(expenses):
Interest expense, net	(1,408)	(2,022)	(2,243)	(4,187)
Other income/(expense)	(335)	(2,956)	(1,251)	(2,890)
Income/(loss) before provision for taxes	14,295	1,247	23,758	2,131
Income tax expense/(benefit)	3,311	770	6,218	1,994
Net income/(loss)	$10,984	$477	$17,540	$137

Net income/(loss) per common share:
Basic income/(loss) per share	$0.33	$0.01	$0.52	$0.00
Diluted income/(loss) per share	$0.33	$0.01	$0.52	$0.00
Weighted-average shares used in computing net income/(loss) per common share:
Basic common shares	33,477	33,329	33,439	33,269
Fully-diluted common shares	33,773	33,593	33,611	33,457

Thermon Group Holdings, Inc.
Consolidated Balance Sheets
(in thousands, except share per share data)
	(Unaudited)
	September 30, 2022	March 31, 2022
Assets
Current assets:
Cash and cash equivalents	$31,866	$41,445
Accounts receivable, net of allowances of $2,116 and $2,177 as of September 30, 2022 and March 31, 2022, respectively	100,557	95,305
Inventories, net	95,014	71,650
Contract assets	12,985	19,626
Prepaid expenses and other current assets	15,191	11,786
Income tax receivable	2,334	4,626
Total current assets	257,947	244,438
Property, plant and equipment, net of depreciation and amortization of $66,727 and $63,954 as of September 30, 2022 and March 31, 2022, respectively	61,795	66,039
Goodwill	218,306	212,754
Intangible assets, net	97,197	94,908
Operating lease right-of-use assets	10,657	10,534
Deferred income taxes	819	1,211
Other non-current assets	7,558	6,785
Total assets	$654,279	$636,669
Liabilities and equity
Current liabilities:
Accounts payable	41,097	33,567
Accrued liabilities	24,111	26,971
Current portion of long-term debt	9,321	7,929
Borrowings under revolving credit facility	29,000	—
Contract liabilities	12,225	8,010
Lease liabilities	3,358	3,624
Income taxes payable	1,864	897
Total current liabilities	$120,976	$80,998
Long-term debt, net	104,684	120,431
Deferred income taxes	14,571	17,943
Non-current lease liabilities	9,768	9,659
Other non-current liabilities	8,522	8,434
Total liabilities	$258,521	$237,465
Equity
Common stock: $.001 par value; 150,000,000 authorized; 33,483,608 and 33,364,722 shares issued and outstanding at September 30, 2022 and March 31, 2022, respectively	$33	$33
Preferred stock: $.001 par value; 10,000,000 authorized; no shares issued and outstanding	—	—
Additional paid in capital	236,407	234,549
Accumulated other comprehensive loss	(61,751)	(38,906)
Retained earnings	221,069	203,528
Total equity	$395,758	$399,204
Total liabilities and equity	$654,279	$636,669

Thermon Group Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited, in thousands)
	Six Months Ended September 30,
	2022	2021
Operating activities
Net income/(loss)	$17,540	$137
Adjustments to reconcile net income/(loss) to net cash provided by/(used in) operating activities:
Depreciation and amortization	9,852	10,377
Amortization of deferred debt issuance costs	152	446
Loss on extinguishment of debt	—	2,569
Stock compensation expense	2,444	2,424
Deferred income taxes	20	24
Reserve for uncertain tax positions, net	(1,749)	38
(Gain)/Loss on long-term cross currency swap	—	(785)
Remeasurement (gain)/loss on intercompany balances	530	(1,182)
Loss on sale of business, net of cash surrendered	—	308
Changes in operating assets and liabilities:
Accounts receivable	(8,577)	(8,359)
Inventories	(22,013)	(2,101)
Contract assets	10,100	(898)
Other current and non-current assets	(3,677)	(1,781)
Accounts payable	7,369	11,386
Accrued liabilities and non-current liabilities	(2,807)	(91)
Income taxes payable and receivable	3,347	(2,061)
Net cash provided by/(used in) operating activities	$12,531	$10,451
Investing activities
Purchases of property, plant and equipment	(3,614)	(2,055)
Sale of rental equipment	103	57
Cash paid for acquisitions, net of cash acquired	(35,299)	—
Net cash provided by/(used in) in investing activities	$(38,810)	$(1,998)
Financing activities
Proceeds from Term Loan A	—	140,425
Proceeds from revolving credit facility	32,000	7,959
Payments on long-term debt and revolving credit facility	(13,441)	(156,634)
Issuance costs associated with revolving line of credit and long term debt	—	(1,210)
Proceeds from exercise of stock options	—	97
Repurchase of employee stock units on vesting	(586)	(562)
Payments on finance leases	(30)	(67)
Net cash provided by/(used in) financing activities	$17,943	$(9,992)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1,050)	425
Change in cash, cash equivalents and restricted cash	(9,386)	(1,114)
Cash, cash equivalents and restricted cash at beginning of period	43,931	42,450
Cash, cash equivalents and restricted cash at end of period	$34,545	$41,336

Thermon Group Holdings, Inc.
Reconciliation of Net Income/(Loss) to Adjusted EBITDA
(Unaudited, in thousands)

	Three Months Ended September 30,		Six Months Ended September 30,
	2022	2021	2022	2021
GAAP Net income/(loss)	$10,984	$477	$17,540	$137
Interest expense, net	1,408	2,022	2,243	4,187
Income tax expense/(benefit)	3,311	770	6,218	1,994
Depreciation and amortization expense	4,956	5,086	9,852	10,377
EBITDA (non-GAAP)	$20,659	$8,355	$35,853	$16,695
Stock compensation expense	1,251	1,246	2,444	2,424
Acquisition costs	—	—	251	—
Restructuring and other charges/(income)	—	—	—	(414)
Loss on debt extinguishment	—	2,569	—	2,569
Canadian Emergency Wage Subsidy	—	(734)	—	(1,748)
Adjusted EBITDA (non-GAAP)	$21,910	$11,436	$38,548	$19,526
Adjusted EBITDA %	21.8%	14.1%	19.7%	12.8%

Thermon Group Holdings, Inc.
Reconciliation of Net Income/(Loss) to Adjusted Net Income/(Loss) and Adjusted EPS
(Unaudited, in thousands except per share amounts)
	Three Months Ended September 30,		Six Months Ended September 30,
	2022	2021	2022	2021
GAAP Net income/(loss)	$10,984	$477	$17,540	$137
Acquisition costs	—	—	251	—	Operating expense
Restructuring and other charges/(income)	—	—	—	(414)	Operating expense
Amortization of intangible assets	2,437	2,190	4,705	4,426	Intangible amortization
Tax expense/(benefit) for impact of foreign rate adjustments	—	—		945	Tax expense
Withholding tax on dividend related to debt amendment	—	301	—	301	Tax expense
Loss on extinguishment of debt	—	2,569		2,569	Other income/(expense)
Canadian Emergency Wage Subsidy	—	(734)	—	(1,748)	Cost of Sales and Operating expense
Tax effect of adjustments	(569)	(869)	(1,150)	(1,045)
Adjusted Net Income/(Loss) (non-GAAP)	$12,852	$3,934	$21,346	$5,171

Adjusted Fully Diluted Earnings per Common Share (Adjusted EPS) (non-GAAP)	$0.38	$0.12	$0.64	$0.15

Fully-diluted common shares	33,773	33,593	33,611	33,457

Thermon Group Holdings, Inc.
Reconciliation of Cash Provided by Operating Activities to Free Cash Flow
(Unaudited, in thousands)
	Three Months Ended September 30,		Six Months Ended September 30,
	2022	2021	2022	2021
Cash provided by/(used in) by operating activities	$671	$7,974	$12,531	$10,451
Cash provided by/(used in) by investing activities	(1,917)	(1,146)	(38,810)	(1,998)
Cash provided by/(used in) by financing activities	(4,820)	(8,701)	17,943	(9,992)

Cash provided by operating activities	$671	$7,974	$12,531	$10,451
Less: Cash used for purchases of property, plant and equipment	(1,997)	(1,182)	(3,614)	(2,055)
Plus: Sales of rental equipment	40	36	103	57
Free cash flow provided (non-GAAP)	$(1,286)	$6,828	$9,020	$8,453